Exhibit 99.1

Contact:	Arturo Rodriguez
Atari, Inc.
212-726-4234
arturo.rodriguez@atari.com
ATARI, INC. REPORTS RECEIPT OF NASDAQ STAFF DEFICIENCY LETTER
     NEW YORK — December 27, 2007 — Atari, Inc. (Nasdaq: ATAR), an interactive entertainment company, today announced that on December 21, 2007, it has received a notice from The Nasdaq Stock Market advising that in accordance with Nasdaq Marketplace Rule 4450(e)(1), Atari, Inc. has 90 calendar days, or until March 20, 2008, to regain compliance with the minimum market value of Atari, Inc.’s publicly held shares required for continued listing on the Nasdaq Global Market, as set forth in Nasdaq Marketplace Rule 4450(b)(3). Atari, Inc. received this notice because the market value of its publicly held shares (which is calculated by reference to Atari, Inc.’s total shares outstanding, less any shares held by officers, directors or beneficial owners of 10% or more) was less than $15.0 million for 30 consecutive business days prior to December 21, 2007. This notification has no effect on the listing of Atari, Inc.’s common stock at this time.
     The notice letter also states that if, at any time before March 20, 2008, the market value of Atari, Inc.’s publicly held shares is $15.0 million or more for a minimum of 10 consecutive trading days, the Nasdaq staff will provide Atari, Inc. with written notification that it has achieved compliance with the minimum market value of publicly held shares rule. However, the notice states that if Atari, Inc. cannot demonstrate compliance with such rule by March 20, 2008, the Nasdaq staff will provide Atari, Inc. with written notification that its common stock will be delisted.
     In the event that Atari, Inc. receives notice that its common stock will be delisted, Nasdaq rules permit Atari, Inc. to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel.
About Atari, Inc.
New York-based Atari, Inc. (Nasdaq: ATAR) publishes and distributes interactive entertainment software in the U.S. The Company’s 1,000+ published titles distributed by the Company include hard-core, genre- defining franchises such as Test Drive(R); and mass-market and children’s franchises such Dragon Ball Z(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), an interactive games publisher in Europe. For more information, visit http://www.atari.com.
Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause actual occurrences to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.